Exhibit 99

News Release

Contact: Leanne Kassab
Asst. Marketing Director
(814) 765-9621

FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION HOLDS ANNUAL MEETING

Clearfield, Pennsylvania – Tuesday, April 15, 2003

CNB Financial Corporation shareholders and County National Bank each held separate annual meetings on April 15, 2003.

In the CNB Financial Corporation meeting, four incumbent directors were re-seated for a term of three years, or until attaining age 70. They were: Robert E. Brown, James P. Moore, Robert C. Penoyer, and Joseph L. Waroquier, Sr. These directors were elected to serve the board until the Annual Meeting in the year 2006 or until their 70th birthday.

The following eight Corporation directors retained their positions but were not standing for election this year: William F. Falger, William A. Franson, James J. Leitzinger, Dennis L. Merrey, William R. Owens, Jeffrey S. Powell, James B. Ryan and Peter F. Smith.

Chairman, William R. Owens, conducted the meeting. He called upon William F. Falger, President and Chief Executive Officer of CNB Financial Corporation and County National Bank, to address the shareholders. Mr. Falger focused the audience’s attention on a presentation that featured year 2002 results on the firm’s growth patterns, earnings per share and resulting dividends.

Mr. Falger offered his comments regarding the performance of the Bank since the last Annual Shareholder’s Meeting in 2002 and the objectives for the remainder of 2003, stating that the focus would be to continue to maximize profitability and asset growth. The Corporation had $3.2 million in assets per employee as of the end of the first quarter of 2003 versus $3.0 million at the same time last year, an improvement of 6.7%.

In addition, the Corporation will expand its product and service offerings at the end of April, through CNB Insurance Agency, which will embark on annuities offerings through the Bank’s 20 retail facilities.

In addition, Earnings Per Share (EPS) grew 33.7% from $1.78 in 2001 to $2.38 in 2002 while assets increased by 12.8% during the same time period. In 2002, the Corporation’s continuing focus on income resulted in net income growth of 33.1% over the previous year. Within this concentration was net interest income of $24.5 million and non-interest income of $6.0 million, improvements of 13.3% and 7.9% over the previous year.

Other successful events during the past year include the introduction of the CheckCard Cash Back Bonus Program in July, 2002, resulting in increased monthly interchange income by an average of 22.7% and expanded commercial lending market area to include Blair, Cambria and Centre counties through the Loan Production office in Johnstown, which reached $15.5 million at year-end 2002.

Mr. Falger then presented the Bank’s objectives for 2003, which include continuing to grow market share within areas served by its branch network, putting a strong emphasis on marketing core banking products as well as annuities. In addition, the Bank will improve customer service with the installation of a new teller system, a new imaging system and electronic statements. The Bank will further reinforce our commitment to the Bradford, McKean county area by providing more convenient and expedient service to our customers through a new office location.

Another major objective is to enhance the Bank’s brand identity and image by utilizing the information derived from non-customer focus groups performed earlier this year and by concentrating on consistent merchandising of its retail outlets for promotional, regulatory and directional signage. The Bank will also continue to expand our customer’s wealth, maintain strong credit quality and take advantage of expansion and acquisition opportunities.

In the Corporation’s reorganizational meeting, the following corporation officers were named: William F. Falger, President and Chief Executive Officer; William A. Franson, Secretary; Joseph B. Bower, Jr., Treasurer; and Donald E. Shawley, Assistant Secretary. Peter F. Smith was retained as counsel.

The County National Bank annual meeting then followed with the twelve incumbent bank directors re-elected for the ensuing year. They are Robert E. Brown, William F. Falger, William A. Franson, James J. Leitzinger, Dennis L. Merrey, James P. Moore, William R. Owens, Robert C. Penoyer, Jeffrey S. Powell, James B. Ryan, Peter F. Smith, and Joseph L. Waroquier, Sr.

Following that re-election process, the following banking officers were appointed for the forthcoming year: Mr. Falger, President and Chief Executive Officer; Mr. Franson, Executive Vice President, Cashier and Chief Operating Officer; Mr. Bower, Executive Vice President and Chief Financial Officer; Donald E. Shawley, Senior Vice President and Senior Trust Officer; and Mark D. Breakey, Senior Vice President and Senior Loan Officer.

Robert S. Berezansky, Vice President/Corporate Lending; Robin L. Hay, Jeffrey A. Herr, William J. Mills, Duane P. Shifter, Richard L. Sloppy, Joseph H. Yaros, Vice Presidents/ Community Banking; Mary Ann Conaway, Vice President/ Human Resources; Michael C. Sutika, Vice President/ Branch Administration; Helen G. Kolar, Vice President/Marketing & Sales; Rachel E. Larson, Vice President/ Operations; Edward H. Proud, Vice President/ Information Systems; Christopher L. Stott, Vice President/ Mortgage Lending; Calvin R. Thomas, Jr., Vice President/ Trust Officer; Mary A. Baker, Ruth Anne Ryan-Catalano, David W. Ogden, Rodger L. Read, and Deborah M. Young, Assistant Vice Presidents; Eric P. Schmader, Community Banking; Denise J. Greene, Kathy J. McKinney, Francine M. Papa, Vickie L. Pingie, Sharon J. Pusey, Larry A. Putt, Douglas M. Shaffer, Susan J. Shimmel and Steven C. Tunall, Community Office Managers; Paul A. McDermott, Brenda L. Terry, Tammy Wagner and Gregory R. Williams, Banking Officers; Thomas J. Ammerman, Jr., Bank Security Officer; Richard L. Bannon, Credit Administration Officer; Donna J. Collins, Compliance Officer; Richard L. Greslick, Jr., Banking Officer and Controller; Susan B. Kurtz, Customer Service Officer; Duane B. Luzier, Network Administration Officer; Christopher N. Norris, Collection Officer; Glenn R. Pentz, Trust Officer, Dennis J.

Sloppy, Information Systems Officer; Susan M. Warrick, Operations Officer, Andrew J. Woolridge, Investment Officer and Jane M. Gnan, Assistant Trust Officer.

Inquiries regarding CNB Financial Corporation stock (CCNE) can be answered by phoning (814) 765-9621.

County National Bank is the primary subsidiary of CNB Financial Corporation and has twenty community offices in Cambria, Clearfield, Centre, Elk, Jefferson and McKean counties.